Exhibit 4.25

SECOND AMENDMENT TO AMENDED AND RESTATED LICENSE AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED LICENSE AGREEMENT (this “Amendment”) is entered into effective as of the __ day of July 2015, by and between Tel Hashomer – Medical Research, Infrastructure and Services Ltd. (“THM”), Ramot at Tel Aviv University Ltd. (“Ramot”) and cCAM Biotherapeutics Ltd. (the “Company”).

1.	Definitions; Effectiveness of Amendment

1.1. Capitalized terms used herein and not otherwise defined shall have the respective meaning ascribed to them in the Amended and Restated License Agreement between THM, Ramot and the Company dated April 16, 2012, as amended (the “License Agreement”).

1.2. Other than as specifically amended hereby, the provisions of the License Agreement shall remain in full force and effect. In the event of contradiction between any provision of the License Agreement and an amendment thereto as set forth herein, such amendment shall prevail.

2. Ownership of Patent Rights.

2.1. Licensors clarifies and confirms that, as between the parties, the patent and the patent application specified in Exhibit A and all provisional applications, counterpart application, continuations, continuations-in-part, divisions, reissues, renewals, and patents granted thereon, all patents-of-addition, reissue patents, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof, all related to the foregoing (the “Patents”) shall be deemed Company IP as such term is defined in the License Agreement.

2.2. Without derogating from the above, the Patents shall be deemed part of the Licensed Information licensed to the Company pursuant to the License for the purpose of Section 5 of the Agreement and any consideration payable thereunder shall therefore apply to the Patents.

2.3. Each of the Licensors undertakes to execute any document and take any action reasonably requested by the Company (including the execution of letters of assignment) to perfect the title of the Company in and to said Patents.

3.  Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to the Amended and Restated License Agreement as of the date first above written.

CCAM BIOTHERAPEUTICS LTD.

By:
(Name & Title of Signatory)

TEL HASHOMER – MEDICAL RESEARCH, INFRASTRACTURE AND SERVICES LTD.	RAMOT AT TEL AVIV UNIVERSITY LTD.

By:	By:
(Name & Title of Signatory)	(Name & Title of Signatory)

Confirmation:

I, the undersigned, Prof. Gal Markel, hereby declare and confirm that I read and understood the foregoing, I agree to the provisions of this Amendment, and I undertake to comply with all the conditions, provisions, instructions and stipulations of the Amendment.

Prof. Gal Markel

I, the undersigned, Dr. Jacob Schachter, hereby declare and confirm that I read and understood the foregoing, I agree to the provisions of this Amendment, and I undertake to comply with all the conditions, provisions, instructions and stipulations of the Amendment.

Dr. Jacob Schachter

I, the undersigned, Dr. Rona Ortenberg, hereby declare and confirm that I read and understood the foregoing, I agree to the provisions of this Amendment, and I undertake to comply with all the conditions, provisions, instructions and stipulations of the Amendment.

Dr. Rona Ortenberg

Exhibit A

Patents